Exhibit 99.1

Cellectar Appoints Industry Veteran Jim Caruso President and Chief Executive Officer

Dr. Simon Pedder to Retire

Madison, WI (June 16, 2015) -- Cellectar Biosciences, Inc. (NASDAQ:CLRB), today announces that James V. Caruso was appointed as president and chief executive officer yesterday, replacing Dr. Simon Pedder who has retired due to personal family reasons. Mr. Caruso was also named to Cellectar’s Board as a Director.

Mr. Caruso, 56, brings more than 25 years of industry experience to the role, having served most recently as executive vice president, chief operating officer and co-founder of HIP Innovation Technology, LLC.  He previously held positions as executive vice president, chief commercial officer at Allos Therapeutics, senior V.P., sales and marketing at Bone Care International, as well as a variety of sales and marketing leadership positions at Novartis, Bristol Myers-Squibb and BASF. At both Allos Therapeutics and Bone Care International, Mr. Caruso worked closely with current Cellectar director Paul Berns, contributing significantly to those companies’ successful growth, which led to acquisitions by Spectrum and Genzyme, respectively. Mr. Caruso brings a wide range of expertise in both drugs and devices, including a strong background in oncology. He holds a B.S. in finance from the University of Nevada.

“Jim’s appointment comes at a critical time in the evolution and growth of Cellectar,” said Dr. Stephen Hill, chairman of Cellectar’s board of directors.  “He brings a level of energy and commitment, combined with his significant industry experience that I am confident will enable Cellectar to achieve the potential we all believe is inherent in its technology.”

“Cellectar presents an important opportunity in the market and I look forward to collaborating with the team to achieve defined corporate objectives, including the optimization of our novel PLE platform technology and advancing our innovative therapeutic and diagnostic agents through the clinic,” said Mr. Caruso.

Dr. Simon Pedder has resigned as CEO and president, and as a director of Cellectar, and will retire from full-time employment. Cellectar’s Board of Directors and shareholders thank him for the leadership he provided since October 2013.

Cellectar also announces the appointment of Stefan Loren, Ph.D. as an independent Director. Dr. Loren, 51, is the founder of Loren Capital Strategy (LCS), a start-up firm investing in and advising public and private health care companies. Prior to LCS, Dr. Loren held the position of managing director at Westwicke Partners, developing and executing capital markets, business development and investor relations strategies. He is currently a director at GenVec and Marina Biosciences.

“The breadth and depth of Dr. Loren’s experience in the biotechnology space, along with his experience in strategic planning and investor relations, will add greatly to the board’s expertise and oversight,” said Dr. Hill.

Grant of Inducement Option

Cellectar has granted to Mr. Caruso, effective as of his first day of employment with Cellectar an option to purchase 375,000 shares of Cellectar’s common stock at an exercise price per share equal to the closing price of Cellectar’s common stock on the grant date as reported by NASDAQ.  This grant was approved by both the Compensation Committee of Cellectar’s Board of Directors and the full Board of Directors and made as an inducement material to Mr. Caruso entering into employment with Cellectar as contemplated by NASDAQ Listing Rule 5635(c)(4).

The stock option, which has a 10-year term, vests and becomes exercisable as to 25% of the underlying shares on June 15, 2016 and on each anniversary of Mr. Caruso’s employment date thereafter, subject in each case to Mr. Caruso’s continuous service with Cellectar through the applicable vesting date.  The unvested portion of the stock option is subject to acceleration and full vesting if the employment of Mr. Caruso is terminated without “cause” or if he terminates his employment for “good reason,” in each case within 12 months following, or in connection with but prior to, a “change in control” (as all such terms are defined in Mr. Caruso’s employment agreement with Cellectar) of Cellectar.

Cellectar is providing this information in accordance with NASDAQ Listing Rule 5635(c)(4).

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells, including in cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of Phase I and Phase II product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. For additional information please visit www.cellectar.com.

This news release contains forward-looking statements. You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2014. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com